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                                                                    Exhibit 99.1

                  FOILMARK, INC. ANNOUNCES COMPLETION OF MERGER


     NEWBURYPORT, MA, April 23, 1999/PRNewswire/--Foilmark, Inc., a manufacturer of hot-stamp foils, holographic films and image transfer systems (Nasdaq National Market System: FLMK), today announced that the merger of HoloPak Technologies, Inc. (Nasdaq National Market System: HOLO), a specialty manufacturer of holographic images, hot-stamp foils and metallized paper with and into a wholly-owned subsidiary of Foilmark, had been completed, following approval by the stockholders of each corporation.

     Upon the effectiveness of the merger on April 23, 1999, each issued and outstanding share of the common stock of HoloPak, par value $.01 per share, was converted into the right to receive (i) 1.11 shares of Foilmark Common Stock and
(ii) $1.42 in cash.

     Foilmark develops, manufactures and distributes globally holographic images and films, hot stamp foils, diffractive films and metallized paper used to decorate or label a wide variety of products including promotional materials, greeting cards, paperback book covers, cosmetics, appliances and sporting goods, and holographic films used by the graphic arts, plastics and packaging industries to decorate or enhance products and packaging. It also produces image transfer equipment and printing supplies.

     Certain statements in this news release are forward-looking statements. Foilmark's ability to attain a more competitive market position is subject to various risks and uncertainties that could cause actual results to differ materially.

CONTACTS:

FOILMARK, INC.
Frank J. Olsen, Jr., CEO and President
(978) 462-7300

Philip Leibel, CFO
(978) 465-0618